Exhibit 5.6

Sirote & Permutt, PC

2311 Highland Avenue South

Birmingham, AL 35205-2972

September 11, 2012

Cash Central of Alabama, LLC

84 East 2400 North

North Logan, UT 84341

Re:                             Community Choice Financial Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Alabama counsel to Cash Central of Alabama, LLC, an Alabama limited liability company (the “Alabama Guarantor”), a wholly-owned subsidiary of Community Choice Financial Inc., an Ohio corporation (the “Company”), in connection with the filing by the Company of its registration statement on Form S-4 with the Securities and Exchange Commission (the “Commission”) on June 22, 2012 (as amended or supplemented, the “Registration Statement”), relating to the proposed issuance and exchange (the “Exchange Offer”) of up to $395,000,000 aggregate principal amount of 10.75% Senior Secured Notes due 2019 of the Company (the “Exchange Notes”) for an equal principal amount of 10.75% Senior Secured Notes due 2019 of the Company outstanding on the date hereof (the “Original Notes”).  The Original Notes were issued, and the Exchange Notes will be issued, pursuant to the terms and conditions of, and in the form set forth in, that certain Indenture dated as of April 29, 2011, as supplemented by that certain First Supplemental Indenture, dated as of April 1, 2012 (as amended and supplemented, the “Indenture”), by and among the Company, the other subsidiaries of the Company that are guaranteeing the Exchange Notes (collectively, and including the Alabama Guarantor, the “Guarantors”), and U.S. Bank National Association, as trustee and collateral agent.  The Exchange Notes will be guaranteed by the Guarantor in accordance with the terms of the Indenture (the “Guarantees”).  No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the Guarantee by the Alabama Guarantor.

In connection with this opinion, we have examined originals or copies of the Indenture and such documents, corporate records, instruments, certificates of public officials and of the Alabama Guarantor, made such inquiries of officials of the Alabama Guarantor, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. With your consent, we have relied upon certificates and other assurances of officers of the Alabama

Birmingham   Huntsville   Mobile   Pensacola

sirote.com

Guarantor, the other Guarantors, the Company, and others as to factual matters without having independently verified such factual matters.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by entities for the purposes of the opinions expressed hereby we have assumed: (i) other than with respect to the Alabama Guarantor, that each other entity is validly existing and in good standing (or its equivalent) as a corporation, limited liability company or other applicable legal entity under the laws of its jurisdiction of organization and has the requisite power and authority to execute and deliver, and to perform and observe the provisions of such documents to which it is a party and to carry out and consummate all transactions contemplated by such documents, and the due authorization by each such entity of all requisite action; and (ii) the due execution and delivery of such documents by each such entity, and that such documents constitute the legal, valid and binding obligations of each such entity, enforceable in accordance with their respective terms. We also have assumed that all natural persons who are signatories to such documents were legally competent at the time of their execution thereof.

We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than the substantive laws (excluding its applicable choice of law rules) of the State of Alabama. None of the opinions or other advice contained in this letter considers or covers any federal, state or foreign securities (or “blue sky”) laws or regulations. This opinion is limited to the laws, including the rules and regulations, as in effect on the date of this opinion, which laws are subject to change with possible retroactive effect.

Based upon and subject to the limitations, assumptions and qualifications set forth herein, we are of the opinion that:

1.                                      The Alabama Guarantor is a limited liability company validly existing under the laws of the State of Alabama and is presently subsisting under the laws of such jurisdiction.

2.                                      The Alabama Guarantor has the limited liability company power and authority to enter into and perform its obligations under the Indenture.

3.                                      The execution, delivery and performance of the Indenture by the Alabama Guarantor (including the issuance of the Guarantee by the Alabama Guarantor with respect to the Exchange Notes) have been duly authorized by all necessary limited liability company action on the part of the Alabama Guarantor.

4.                                      The Indenture has been duly executed and delivered by the Alabama Guarantor.

These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressee of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein. Our opinion in paragraph 1 is based solely upon our review of certificates from the Secretary of State of the State of Alabama and the Alabama Department of Revenue.

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. This opinion is furnished in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement and any supplement or supplements to such prospectus. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

SIROTE & PERMUTT, P.C.

/s/ Sirote & Permutt, P.C.